Exhibit 23.02
Consent of Independent Auditor
The Board of Directors
Sunstone China Limited:
We consent to the use of our report dated April 3, 2008, with respect to the consolidated balance sheets of Sunstone China Limited, formerly known as Hong Kong Fly International Health Care Limited and subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended, which report appears in the Form 8-K/A of BMP Sunstone Corporation dated April 11, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph that states (i) on February 18, 2008, BMP Sunstone Corporation, formerly known as Beijing Med-Pharm Corporation, consummated the acquisition of the remaining 51% of the equity interest in the Company, which was not previously owned and (ii) the consolidated financial statements of the Company do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.
/s/ KPMG Huazhen
Beijing, the People’s Republic of China
January 23, 2009